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
PRICING SUPPLEMENT NO. 6, DATED: March 8, 2001                                  RULE 424(b)(2)
to Prospectus Supplement Dated December 11, 2000          REGISTRATION STATEMENT NO. 333-50802
to Prospectus Dated December 11, 2000
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                                     KEYCORP

                                   $60,000,000

                  [X]     SENIOR MEDIUM-TERM NOTES, SERIES F
                  [ ]     SUBORDINATED MEDIUM-TERM NOTES, SERIES E


             [X]  Floating Rate Notes               [ ]   ___% Fixed Rate Notes
             [X]  Book-Entry Notes                  [ ]   Certificated Notes


             Original Issue Date: March 14, 2001
             Maturity Date: March 14, 2003
             Issue Price:  99.98%
             Paying Agent:  Bankers Trust Company
             Authenticating Agent:  Bankers Trust Company

Option to Elect Redemption:      [ ]   Yes    [X}  No             Option to Extend Maturity:              [ ]   Yes     [X]   No
--------------------------                                        -------------------------
Redemption Date(s):                                               Extended Maturity Dates:
Initial Redemption Percentage:                                    Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

Option to Elect Repayment:       [ ]   Yes    [X]  No             Specified Currency (not U.S. Dollars):  [ ]   Yes     [X]   No
-------------------------                                         -------------------------------------
Repayment Date(s):  n/a                                            Authorized Denominations:
Repayment Price(s): n/a                                            Exchange Rate Agency:

Repurchase Price (if any):  n/a                                   Optional Interest Rate Reset:           [ ]   Yes     [X]   No
Amortization Schedule (if any): n/a                               Optional Interest Rate Reset Dates:     [ ]   Yes     [X]   No
Sinking Fund Defeasance:         [ ]   Yes    [X]  No             Optional Extension of Maturity:         [ ]   Yes     [X]   No
                                                                  Length of Extension Period:             [ ]   Yes     [X]   No
Minimum Denominations:           [X]   $1,000     [ ] Other:
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                              FIXED RATE NOTES ONLY
                              ---------------------

Interest Computation Period:

Interest Payment Dates:

Regular Record Dates if other than June 15 and December 15:



                            FLOATING RATE NOTES ONLY
                            ------------------------

                                   BASE RATE:
                                   ----------
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
             [ ]  CD Rate                   [ ]  Treasury Rate
             [ ]  Commercial Paper Rate     [ ]  CMT Rate
             [ ]  Federal Funds Rate        [ ]  11th District Cost of Funds Rate
             [X]  LIBOR                     [ ]  Other (specify):
             [ ]  Prime Rate

        Initial Interest Rate: 3-month LIBOR effective         Interest Determination Date:  Two London business
            on March 12, 2001 plus .25%                              days prior to each Interest Reset Date

        Index Maturity: 3-month LIBOR                          Interest Reset Period: Quarterly

        Spread (Plus or minus): plus .25%                      Interest Reset Dates: Quarterly on the 14th day of March,
                                                                     June, September and December

        Maximum Interest Rate:  n/a                            Interest Payment Dates: Quarterly on the 14th day of March,
                                                                     June, September and December, commencing on June 14, 2001

        Minimum Interest Rate:  n/a                            Calculation Date:  n/a

        Total Amount of OID: n/a                               Calculation Agent: KeyBank National Association

        Yield to Maturity:  n/a                                Spread Multiplier: n/a

        Initial Accrual Period OID                             Telerate Page: 3750
           and Designated Method: n/a
                                                               Other Terms (if any):  n/a


AGENT:       [ ]   Salomon Smith Barney Inc.                      Agent's Discount or Commission:  $12,000 (.02%)
             [X]   Chase Securities Inc.                          Trade Date: March 8, 2001
             [ ]   Credit Suisse First Boston Corporation         Proceeds to KeyCorp:  $59,988,000
             [ ]   Deutsche Bank Securities Inc.
             [ ]   Goldman, Sachs & Co.
             [ ]   Lehman Brothers Inc.
             [ ]   McDonald Investments Inc.
             [ ]   J.P. Morgan Securities Inc.
             [ ]   Morgan Stanley & Co. Incorporated
             [ ]   Other _________________________

[ ]  Acting as Agent        [ ] Agent is acting as Agent for the sale of Notes by KeyCorp at a price of
                                    % of the principal amount

[X]  Acting as Principal    [X] Agent is purchasing Notes from KeyCorp as Principal for resale to investors and other purchasers at:

                                  [ ] a fixed public offering price of      % of the Principal amount
                                          [X]  varying prices related to prevailing market prices at the time of resale to be determined by such  Agent
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